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                                                                  EXHIBIT 99.1


CASELLA WASTE SYSTEMS AND KTI REVISE TERMS OF MERGER AGREEMENT; TRANSACTION REMAINS ACCRETIVE; EXPECTED TO CLOSE WITHIN 60 DAYS

RUTLAND, Vt., Sept.9/PRNewswire/-- Casella Waste Systems, Inc. (Nasdaq: CWST -- news) and KIT, Inc. (Nasdaq: KTIE-news) announced today that the companies have revised the terms of their merger agreement.

Under the terms of the revised merger agreement, KTI shareholders will receive 0.51 share of Casella Waste Systems stock for every share of KTI stock.

Additionally, the revised agreement calls for Casella Waste Systems to gain an additional seat on the combined company's board of directors.

The boards of directors of both companies have approved the revised merger agreement; the closing of the merger is contingent upon, among other things, shareholder approval from both companies.

"Given the difficult and bumpy road certain of KTI's businesses have traveled over the last several months, both companies believe a revision in the terms of the merger agreement, particularly the exchange ratio, is appropriate," John Casella, chairman and chief executive officer of Casella Waste Systems, said.

"Management's focus is solely on the post-merger performance of Casella Waste Systems and on taking the necessary steps, including this revision, to deliver that performance and growth in shareholder value," Casella said.

"Now that this restructuring removes a number of uncertainties and gives us a higher degree of confidence that the merger will be successfully completed, let me reemphasize some important points," Casella said.

"First, given the opportunities to leverage disposal capacity and build integrated platforms through accretive acquisitions in our market, the strategic rationale for the merger has never been stronger," Casella said.

"Second, we look forward to bringing Casella Waste Systems' operational and financial discipline to all of KTI's assets, and taking the necessary steps to remedy underperforming businesses. Third, we have great confidence in KTI's operating managers and the contribution they can make to the value we're creating. And, finally, we're confident Casella will now be uniquely positioned to create additional paths to shareholder value, growth and market leadership in the future.

"Our primary goal has always been to ensure that this transaction be meaningfully accretive both 'out-of-the-box' and in future fiscal years," Casella said. "We believe this transaction will meet those criteria."

Since the transaction will close well past the date originally intended, the company has revised its projections for the combined company's current fiscal year (ending April 30, 2000) as follows: revenues of approximately $505 million; EBITDA of approximately $127 million; and earnings per share of approximately $1.04.

For the first full fiscal year post-merger (ending April 30, 2001) Casella Waste Systems projects that the combined company's revenues will be approximately $601 million; EBITDA will be approximately $161 million; and earnings per share will be approximately $1.55.

"This significant, meaningful accretion in post-merger earnings over what the company would have generated on a stand-alone basis, validates our confidence that this transaction is in the long-term interests of our shareholders," Casella said.

Casella Waste Systems, headquartered in Rutland, Vermont, is a regional, integrated, non-hazardous solid waste services company that provides collection, transfer, disposal and recycling services in Vermont, New Hampshire, Maine, Massachusetts, upstate New York, and northern Pennsylvania.

Casella Waste Systems will host a telephone conference call with investors at 10 a.m. (EST) on Thursday, September 9, 1999; participants should dial 719-457-2642. A replay of the call will be available until 11:59 p.m. (EST) on Wednesday, September 15, 1999 by dialing 719-457-0820; the conference number is 776281.

For further information, contact Joseph Fusco, Vice President; Jerry Cifor, Sr. Vice President and Chief Financial Officer at (802)775-0325; or visit the company's website at www.cosella.com.

This press release, especially with respect to the consummation of the merger and its financial and operational impact and projected financial results, contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are a substantial delay in the expected closing of the transaction, KTI's operating results, the combined company's ability to realize expected synergies from the transaction, the ability to successfully integrate the two companies and otherwise to manage growth, a history of losses, the ability to identify, acquire and integrate acquisition targets, dependence on management, the uncertain ability to finance the company's growth, limitations on landfill permitting and expansion and geographic concentration, a general economic downturn, changes in the law and regulations relating to the environment, competition, and the risk factors detailed from time to time in Casella Waste Systems' and KTI's periodic reports and registration statements filed with the Securities and Exchange Commission.